News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Lina Baugher
(918) 493-7700
www.unitcorp.com

For Immediate Release…
October 27, 2020

UNIT CORPORATION ANNOUNCES CHANGES TO SENIOR MANAGEMENT

Tulsa, Oklahoma . . . Unit Corporation (Company) announced today the following changes to its senior management team:
•David Merrill has stepped down from his position as President and Chief Executive Officer and has also resigned from the Board of Directors;
•Les Austin, the Company’s Chief Financial Officer, has retired; and
•Frank Young has stepped down from his position as Executive Vice President of Unit Petroleum, the Company’s exploration and production affiliate.

The board of directors (Board) has named current Chairman, Philip Smith, to the added positions of President and Chief Executive Officer effective immediately. Mr. Smith was Chief Executive Officer and Chairman of Prize Energy Corp., which he co-founded with NGP in 1999, until the Company’s merger with Magnum Hunter Resources in 2002. Mr. Smith also served as Chief Executive Officer and Chairman of Tide West Oil Company, and has been a member of the board of directors of three other publicly traded companies.

The Company has hired Mr. Thomas Sell to serve as Interim Chief Financial Officer. Mr. Sell comes from Montereau, Inc. where he has been the Chief Financial Officer since March 2020. Before that, he spent four years as the Chief Accounting Officer and Controller for SemGroup Corporation. From 1996 to 2016, Mr. Sell was with Williams Companies, Inc. where he held several different management positions in finance and accounting. Mr. Sell was with Deloitte & Touche from 1987 to 1996.

The Company also promoted David P. Dunham to Senior Vice President and Chief Operating Officer. In his new role, Mr. Dunham will be responsible for the day-to-day operations and business development of the Company. Mr. Dunham joined the Company in November 2007 as its Director of Corporate Planning. He was promoted to Vice President of Corporate Planning in January 2012. He has served as the Company’s Senior Vice President of Business Development since August 2017.

Phil Frohlich, a member of the board, said: “First and foremost, I would like to thank David Merrill, Frank Young, and Les Austin for their many years of service to the Company. We wish each of them the best in the future.” Frohlich also said: “We are excited about adding Phil and Tom to the management team. Both bring experience and proven track record of success that will help guide the Company through the next chapter of its history.” Frohlich went on to say, “The promotion of Dave Dunham to Chief Operating Officer is an important move for the Company’s future success. Dave has a great understanding of our business and has proven himself to be ready for this next opportunity.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling, and gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.